    Exhibit 10.1

July 14, 2025

Robert Wingo
[Redacted]
Dear Robert:
Williams values your contributions and loyalty to the company. Your knowledge and skills, as well as your ability to use these skills to impact
Williams’ business are recognized as being important to Williams’ continued success.
Incentive Award
To further illustrate our appreciation for your efforts, knowledge, skills and abilities and to encourage you to remain employed by Williams, Williams is offering you the following incentive award in the amount of $ 1,500,000.00
Earned as follows:
-$1,000,000 on the applicable pay date for July 14, 2026
-$500,000 on the applicable pay date for July 14, 2027
The award is subject to the conditions of this agreement being met.
Conditions
In order for you to receive the incentive award, you must remain employed by Williams until earned date(s) specified above, unless terminated for Death, Disability, or by the Company involuntarily without Cause (as those terms are defined in this Agreement).

The enclosed agreement documents this opportunity. Please review, sign, and return to me at your earliest convenience.
These enhancements to your total pay package reflect the importance to your commitment to Williams. We look forward to the contributions you will make towards Williams’ continued success.
Sincerely,

Chad Zamarin
President & Chief Executive Officer

    Exhibit 10.1

RETENTION AGREEMENT

THIS RETENTION AGREEMENT, (“Agreement”), is made and entered into as of July 14, 2025, by and between Robert Wingo (“Employee”)
and Williams WPC – I, LLC and its parent, subsidiaries, and affiliates (“Company”) having offices in Tulsa, Oklahoma.

RECITALS

WHEREAS the Company wishes to focus Employee's efforts on Company's current activities and to encourage Employee to remain in his or her current position and maintain a high level of performance.

NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the parties hereby agree as follows:

1)CASH AWARD OPPORTUNITY. Employee is eligible to receive a cash award in the amount of $ 1,500,000.00. Earned as follows:
-$1,000,000 on the applicable pay date for July 14, 2026
-$500,000 on the applicable pay date for July 14, 2027

2)RETENTION. Employee agrees and acknowledges that in order to be eligible to receive the cash award opportunity described in Section 1 above, Employee must remain employed by Williams until earned date(s) specified above, unless terminated for Death, Disability, or by the Company involuntarily without Cause (as those terms are defined in this Agreement).
3)SEPARATION. If the Employee’s employment with the Company (or its successor) is terminated involuntarily without Cause (as that Term is defined in this Section 3 of this Agreement) by the Company prior to earned date(s) specified in Section 1 above, the Employee shall receive the entire amount of the cash award indicated in Section 1 above, less any payments previously made to the Employee under this Agreement. Such payment will be made within 60 days of the termination of employment. If such 60-day period spans two calendar years, the payment will be made in the later calendar year. For purposes of this Section 3, Cause means the occurrence of any one (1) of the following, as determined in the good faith and reasonable judgment of the Compensation and Management Development Committee of the Company’s Board of Directors: (a) willful failure by Employee to substantially perform his duties (as they existed immediately prior to an involuntary termination), other than any such failure resulting from a disability as defined in the Company’s disability program; (b) Employee's conviction of or plea of nolo contendere to a crime involving fraud, dishonesty or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company or an affiliate; (c) Employee's willful or reckless material misconduct in the performance of his duties which results in an adverse effect on the Company or an affiliate; (d) Employee's willful or reckless violation or disregard of the code of business conduct or other published policy of the Company or an affiliate; or (e) Employee's habitual or gross neglect of duties .
4)DEATH AND DISABILITY. If the Employee’s employment with the Company (or its successor) is terminated due to death or the Employee becomes Disabled during active employment prior to earned date(s) specified in Section 1 above, the Employee shall receive the entire amount of the cash award indicated in Section 1 above, less any payments previously made to the Employee under this Agreement, within 60 days of the termination of employment or Disability, as applicable. If such 60-day period spans two calendar years, the payment will be made in the later calendar year. For purposes of this (Section 4), the Employee will be considered Disabled if he or she (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. Notwithstanding the forgoing, all determinations of whether the Employee is Disabled shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance thereunder.

    Exhibit 10.1

5)CHANGE IN CONTROL. If the Employee’s employment with the Company (or its successor) is terminated prior to any of the earned date(s) specified in Section 1 above and within two years following a Change in Control, either voluntarily for Good Reason or involuntarily (other than due to Cause), the Employee shall receive the entire amount of the cash award indicated in Section 1 above, less any payments previously made to the Employee under this Agreement. Such payment will be made within 60 days of the termination of employment. If such 60-day period spans two calendar years, the payment will be made in the later calendar year.
For purposes of this Section 5, the following definitions will apply:
-“Change in Control” means the occurrence of any one or more of the following:

-Any person (as such term is used in Rule 13(d) (5) of the Securities Exchange Act of 1934, as amended from time to time (the
“Exchange Act”) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than an affiliate or any employee benefit plan (or any related trust) sponsored or maintained by The Williams Companies, Inc. (“Williams”), the Company or any of their respective affiliates (a “Related Party”), becomes the beneficial owner (as defined in Rule 13(d)(3) under the Exchange Act) of 20% or more of the common stock of Williams, the Company or of voting securities representing 20% or more of the combined voting power of all voting securities of Williams or the Company, except that no Change in Control shall be deemed to have occurred solely by reason of such beneficial ownership by a person with respect to which both more than 75% of the common stock of such person and voting securities representing more than 75% of the combined voting power of the voting securities of such person are then owned, directly or indirectly, by the persons who were the direct or indirect owners of the common stock and voting securities of Williams or the Company immediately before such acquisition, in substantially the same proportions as their ownership, immediately before such acquisition, of the common stock and voting securities of Williams or the Company, as the case may be; or
-Consummation of a merger, reorganization, recapitalization, consolidation, or similar transaction (any of the foregoing, a
“Reorganization Transaction”), other than a Reorganization Transaction that results in the persons who were the direct or indirect owners of the outstanding common stock and voting securities of the Company or Williams immediately before such Reorganization Transaction becoming, immediately after the consummation of such Reorganization Transaction, the direct or indirect owners, of both at least 65% if the then-outstanding common stock of the surviving corporation and voting securities representing at least 65% of the combined voting power of the then-outstanding voting securities of the surviving corporation, in substantially the same respective proportions as such persons’ ownership of the common stock and voting securities of the Company or Williams immediately before such Reorganization Transaction; or
-Consummation of a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of the Company or Williams or a plan of complete liquidation of the Company or Williams, other than any such transaction that would result in
(A) a related party owning or acquiring more than 50% of the assets owned by the Company or Williams immediately prior to the transaction or (B) the Persons who were the direct or indirect owners of the outstanding common stock and voting securities of the Company or Williams as applicable immediately before such transaction becoming, immediately after the consummation of such transaction, the direct or indirect owners of more than 50% of the assets owned by the Company or Williams as applicable immediately prior to the transaction.
-Notwithstanding the occurrence of any of the foregoing events, a Change in Control shall not occur with respect to Employee if, in advance of such event, the Employee agrees in writing that such event shall not constitute a Change in Control.

-“Good Reason" means, unless otherwise defined in an individual employment, change in control or other severance agreement, the occurrence, upon or within two years following a Change in Control and without Employee’s prior written consent, of any one or more of the following:

-A material adverse reduction in the nature or scope of the Employee's duties from the most significant of those assigned at any time in the 90-day period prior to a Change in Control; or
-A significant reduction in the authority and responsibility assigned to the Employee; or
-Any material reduction in or failure to pay Employee's base salary; or
-A material reduction of Employee's aggregate compensation and/or aggregate benefits from the amounts and/or levels in effect on the date of the Change in Control, unless such reduction is part of a policy applicable to peer employees of the Company and of any successor entity; or
-A requirement by the Company or an affiliate that the Employee's principal duties be performed at a location more than fifty (50) miles from the location where the Employee was employed immediately preceding the Change in Control, without the Employee's consent (except for travel reasonably required in the performance of the Employee's duties); provided such new location is farther from Employee's residence than the prior location.

    Exhibit 10.1
Notwithstanding anything in this Agreement to the contrary, no act or omission shall constitute grounds for "Good Reason":

-Unless, at least 30 days prior to his or her termination, Employee gives a written notice to the Company or the affiliate that employs Employee of Employee’s intent to terminate his or her employment for Good Reason which describes the alleged act or omission giving rise to Good Reason;
-Unless such notice is given within 90 days of Employee's first actual knowledge of such act or omission; and
-Unless the Company or the affiliate that employs Employee fails to cure such act or omission within the 30 day period after receiving such notice.
-Further, no act or omission shall be "Good Reason" if Employee has consented in writing to such act or omission.

-"Cause" means, from and after the occurrence of a Change in Control, unless otherwise defined in an individual employment, change in control, or other severance agreement, the occurrence of any one or more of the following, as determined in the good faith and reasonable judgment of the Company or the affiliate employing Employee:

-Employee’s willful failure to substantially perform his or her duties (as they existed immediately prior to a Change in Control), other than any such failure resulting from a disability; or
-Employee's conviction of or plea of nolo contendere to a crime involving fraud, dishonesty or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company or an affiliate; or
-Employee's willful or reckless material misconduct in the performance of his duties which results in an adverse effect on the Company or an affiliate; or
-Employee's willful or reckless violation or disregard of the code of business conduct or other published policy of the Company or an affiliate; or
-Employee's habitual or gross neglect of duties.

6)NO EMPLOYMENT CONTRACT. This Agreement is not intended to create a contract of employment for any definite period, and Employee will continue to be an at-will employee of the Company.

7)WAIVER OR MODIFICATION INEFFECTIVE UNLESS IN WRITING. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed both by Employee and a duly authorized representative of the Company.
8)GOVERNING LAW. This Agreement shall be subject to and construed in accordance with the laws of the State of Oklahoma.
9)409A. The parties to this Agreement intend that payments made hereunder will be either exempt from, or meet the requirements of, Section 409A of the Code, and the Agreement shall be interpreted in a manner consistent with such intent. If it is determined that any provision in this Agreement would result in the imposition of an applicable tax or penalty under Section 409A of the Code and related guidance issued by the Internal Revenue Service, the Agreement may be reformed by the Company, in its sole discretion, to avoid potential imposition of the applicable tax or penalty. No action taken to comply with Section 409A of the Code shall be deemed to adversely affect the Employee’s rights (or the rights of any other person claiming by, through or under the Employee) under this Agreement or to require the Employee’s consent; provided, however, that neither the Company nor any of its officers, employees, or agents shall have any liability if the Agreement is not reformed as described above.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first shown above.

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